CONSENT OF DELOITTE & TOUCHE LLP

INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of First Security Corporation on Form S-4 of our report dated February 24, 1999, appearing in the Annual Report on Form 10-K of First Security Corporation for the year ended December 31, 1998, and to the reference to us under the heading "Experts" in the Prospectus/Proxy Statement, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Salt Lake City, Utah
March 1, 2000


__________________________
__________________________
__________________________


Dear Shareholder:

         On February 23, 2000, the directors of Republic Bank, Inc. (the "Company") adopted a resolution recommending that the Company's shareholders amend the Articles of Incorporation of the Company to increase the number of shares of common stock which the Company is authorized to issue from 100,000 to 200,000 shares. The Amendment will permit the Company to issue additional shares of stock. The Board believes that such action is in the best interests of the Company and its existing shareholders.

    Pursuant to the Board's recommendation, the holders of a majority of the outstanding shares of stock in the Company approve such amendment by Action by Written Consent